Exhibit 99.1

              UnionBanCal Announces $200 Million Stock Repurchase

     SAN FRANCISCO--(BUSINESS WIRE)--Feb. 23, 2005--UnionBanCal Corporation (NYSE:UB) announced today that it purchased $200 million of its common stock from its majority owner, The Bank of Tokyo-Mitsubishi, Ltd. (BTM), after the close of stock market trading today. UnionBanCal acquired 3,475,843 shares at a per share price of $57.54.
     Norimichi Kanari, President and Chief Executive Officer of UnionBanCal, commented: "This action further demonstrates our commitment to creating shareholder value for all UnionBanCal shareholders. After examining all of our near-term investment options, we concluded that this repurchase would be an advantageous way to deploy excess capital, due to its efficiency, low execution risk, and positive impact on profitability measures. The repurchase was initiated by UnionBanCal's management team and we appreciate BTM's cooperation in this important capital management initiative."
     The repurchase price of $57.54 per share was based on a negotiated discount of 4.0% to today's New York Stock Exchange closing price of $59.94.
     Prior to consummation of the transaction, the repurchase was reviewed and recommended by a Special Committee of UnionBanCal's Board of Directors, comprised solely of outside directors unaffiliated with BTM. The transaction was approved by UnionBanCal's Board.
     "We are committed to sound corporate governance at UnionBanCal, and the Board was mindful of that commitment in structuring the processes governing the review of this transaction," said Kanari. "The Special Committee selected, and was assisted by, its own independent financial and legal advisors. The Special Committee, along with the Board, concluded that the repurchase was in the best interest of UnionBanCal and its minority shareholders."
     UnionBanCal Chief Financial Officer, David I. Matson, commented, "We view this transaction as an efficient use of excess capital. By repurchasing from BTM, our public float is unaffected, and the retirement of 3.47 million shares will save the Company approximately $5 million per year in dividend payments. In addition, resultant capital levels are such that all strategic capital deployment options remain open to the Company."
     Matson continued, "Our capital position remains strong and we expect to continue to generate capital in excess of our core business and dividend requirements. We currently have authorization to repurchase an additional $87 million in common stock, and we intend to continue buying stock in the open market from time to time."
     The repurchase will have no material impact on the Company's existing earnings per share forecasts for the first quarter of 2005 and for the year ending December 31, 2005. Those forecasts, publicly announced on January 20, 2005, incorporated the expectation of aggregate repurchases during 2005 substantially in excess of the repurchase transaction announced today.
     The repurchase has the effect of lowering the Company's capital ratios. The pro forma impact on the Company's December 31, 2004, tangible equity ratio is a reduction of approximately 42 basis points (0.42%). The Company's tangible equity ratio at December 31, 2004, was 7.89%. The pro forma impact on the Company's December 31, 2004, tangible equity to risk-weighted assets ratio is a reduction of approximately 51 basis points (0.51%). That ratio was 9.55% at December 31, 2004. The pro forma impact on both the December 31, 2004, Tier 1 risk-based capital ratio and the December 31, 2004, total risk-based capital ratio is a reduction of approximately 51 basis points (0.51%). Those ratios were 9.65% and 12.11%, respectively, at December 31, 2004.
     As a result of the repurchase, total common shares outstanding have been reduced by 3.47 million, or 2.3%, to 145.03 million. UnionBanCal shares held by BTM now total 88.26 million. BTM's ownership percentage has declined from 61.8% to 60.9%. Shares held by all other shareholders are unchanged, with their collective ownership percentage increasing to 39.1%, from 38.2%, due to fewer shares outstanding. Since December 1999, the Company has repurchased $613 million in common stock in the open market and $800 million in common stock from BTM.

     Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $48.1 billion at December 31, 2004. Its primary subsidiary, Union Bank of California, N.A., had 315 banking offices in California, Oregon and Washington, and 21 international facilities, at December 31, 2004.

     Forward-Looking Statements

     The following appears in accordance with the Private Securities Litigation Reform Act. This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words "believe," "expect," "target," "anticipate," "intend," "plan," "estimate," "potential," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." They may also consist of annualized amounts based on historical interim period results. Forward-looking statements in this press release include those related to earnings guidance.
     There are numerous risks and uncertainties that could and will cause actual results to differ materially from those discussed in our forward-looking statements. Many of these factors are beyond our ability to control or predict and could have a material adverse effect on our stock price, financial condition, and results of operations or prospects. Such risks and uncertainties include, but are not limited to, adverse economic and fiscal conditions in California, including the continuing financial difficulties of the California state government; global political and general economic conditions related to the war on terrorism and other hostilities; fluctuations in interest rates; the controlling interest in us of The Bank of Tokyo-Mitsubishi, Ltd., which is a wholly-owned subsidiary of Mitsubishi Tokyo Financial Group; competition in the banking and financial services industries; adverse effects of current and future banking laws, rules and regulations; declines or disruptions in the stock or bond markets which may adversely affect us or our borrowers or other customers; changes in accounting practices or requirements; risks associated with various strategies we may pursue, including potential acquisitions, divestitures and restructurings.
     A complete description of the Company, including related risk factors, is discussed in the Company's public filings with the Securities and Exchange Commission, which are available by calling 415-765-2969 or online at http://www.sec.gov. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.


     CONTACT: UnionBanCal Corporation
              John A. Rice, Jr., 415-765-2998 (Investor Relations) Michelle R. Crandall, 415-765-2780 (Investor Relations) Stephen L. Johnson, 415-765-3252 (Public Relations)